UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to § 240.14a-12

DIEDRICH COFFEE, INC.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 22, 2009

Dear Diedrich Coffee, Inc. Stockholder:

On January 22, 2009, Diedrich Coffee, Inc. will hold its annual meeting of stockholders at the Diedrich Coffee, Inc. Roasting Facility, 11480 Commercial Parkway, Castroville, CA 95012. The meeting will begin at 9:00 a.m. local time.

Only stockholders of record at the close of business on December 15, 2008 can vote at this meeting or any adjournments or postponements that may take place. At the meeting, you will be asked to:

1.	Elect a board of directors to serve until the next annual meeting of stockholders.

2.	Approve an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 8,750,000 to 17,500,000 shares.

3.	Approve the Stock Option Agreement with J. Russell Phillips.

4.	Ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 24, 2009.

We will also attend to business properly presented at the meeting and any adjournments or postponements of the meeting. The foregoing items of business are more fully described in the proxy statement that is attached to, and a part of, this notice.

The board of directors recommends that you vote for all of the proposals.

By order of the board of directors,

Paul C. Heeschen Chairman of the Board of Directors

Irvine, California

December [    ], 2008

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting in person, you are requested to complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. If you attend the annual meeting, you may revoke your proxy at any time before it is voted and vote in person if you wish, even if you have previously returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

DIEDRICH COFFEE, INC.

28 EXECUTIVE PARK, SUITE 200

IRVINE, CALIFORNIA 92614

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JANUARY 22, 2009

INTRODUCTION

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of Diedrich Coffee, Inc. (“Diedrich Coffee”), a Delaware corporation, of proxies for use at its annual meeting of stockholders to be held on January 22, 2009 at 9:00 a.m. local time, or at any adjournment or postponement of the meeting. At the meeting, you will be asked to consider and vote on the matters described in this proxy statement and in the accompanying notice. The annual meeting will be held at the Diedrich Coffee, Inc. Roasting Facility, 11480 Commercial Parkway, Castroville, CA 95012. Only stockholders of record at the close of business on December 15, 2008, which is the record date for the annual meeting, are permitted to vote at the annual meeting and any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are being mailed on or about December [    ], 2008 to all stockholders entitled to vote at the annual meeting.

The board of directors is soliciting your vote to (i) elect a board of directors to serve until the next annual meeting of stockholders, (ii) approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 8,750,000 to 17,500,000 shares, (iii) approve the Stock Option Agreement with J. Russell Phillips and (iv) ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for our fiscal year ending June 24, 2009.

INFORMATION REGARDING VOTING AT THE ANNUAL MEETING

Proxies

You should complete and return the accompanying proxy regardless of whether you attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by giving our Corporate Secretary written notice of revocation; giving our Corporate Secretary a properly executed proxy of a later date; or attending the annual meeting and voting in person, provided that, if your shares are held of record by a broker, bank or other nominee, you must obtain from the record holder a proxy issued in your name. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attention: Corporate Secretary.

All shares represented by valid proxies received and not revoked before they are exercised will be voted in the manner specified in the proxies. If nothing is specified, the proxies will be voted in favor of each of the proposals. Our board of directors is unaware of any other matters that may be presented for action at our annual meeting. If other matters do properly come before our annual meeting, however, it is intended that shares represented by proxies will be voted in the discretion of the proxy holders.

Solicitation of Proxies

We will pay the entire cost of soliciting proxies. In addition to soliciting proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy materials to the beneficial owners of our common stock and to secure their voting instructions. We will reimburse record holders for their reasonable expenses in performing these tasks. If necessary, we may use our regular employees, who will not be specially compensated, to solicit proxies from stockholders, either personally or by telephone, letter or other means.

Record Date and Voting Rights

Our board of directors has fixed December 15, 2008 as the record date for determining the stockholders who are entitled to notice of, and to vote at, our annual meeting. Only stockholders of record at the close of business on the record date will receive notice of, and be able to vote at, our annual meeting. As of December 15, 2008, there were [    ] shares of our common stock outstanding held by [    ] record holders, in addition to approximately [    ] holders who do not hold shares in their own names, and no shares of preferred stock outstanding. A majority of the outstanding shares of common stock must be present at our annual meeting, either in person or by proxy, in order for there to be a quorum at the meeting. Each share of our outstanding common stock entitles its holder to one vote. Shares of our common stock with respect to which the holders are present in person at our annual meeting but not voting, and shares for which we have received proxies but with respect to which holders of the shares have abstained, will be counted as present and entitled to vote at our annual meeting for the purpose of determining whether or not a quorum exists. Broker non-votes will also be counted as present for the purpose of determining whether a quorum exists.

For Proposal 1 relating to director elections, the nominees for election as directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the meeting. For Proposal 2 relating to an amendment to our restated certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the amendment. For Proposal 3 relating to the Stock Option Agreement with J. Russell Phillips, the affirmative vote of a majority of our shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Stock Option Agreement with J. Russell Phillips. For Proposal 4 relating to ratification of auditors, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting is required in order for this proposal to be approved by our stockholders. For each proposal, abstentions and broker non-votes will have the effect of a vote against that proposal. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Our board of directors urges you to complete, date and sign the accompanying proxy and to return it promptly.

PROPOSAL 1

ELECTION OF DIRECTORS

Our directors are elected once a year at our annual meeting of stockholders. Our bylaws provide that our board of directors shall consist of between three and seven directors with the precise number to be determined by resolution of our board of directors. The authorized number of members of our board of directors, as of the date of our annual meeting, will be five. If a quorum is present at our annual meeting, the five nominees receiving the greatest number of votes will be elected and will serve until their respective successors are elected at the next annual meeting of stockholders and qualified.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the five nominees named below. Each of the nominees has consented to serve as a director if elected, and management has no reason to believe that any nominee will be unable or unwilling to serve if elected as director. In the event that any nominee is unavailable for re-election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the independent directors on our board of directors may propose. The following table lists our directors and provides their respective ages and titles as of December 10, 2008.

Name	Age	Title	Director Since
Paul C. Heeschen (1)	51	Chairman of the Board of Directors	1996
Gregory D. Palmer (2)	52	Director	2006
J. Russell Phillips	59	Director, President and Chief Executive Officer	2007
Timothy J. Ryan (1) (2)	68	Director	2005
[ ] (2)			2008

(1)	Member of the compensation committee of our board of directors.

(2)	Member of the audit committee of our board of directors.

There are no family relationships among any of the directors or executive officers of Diedrich Coffee. The principal occupation for at least the last five years of each nominee for director, as well as other information, is set forth below.

Paul C. Heeschen joined our board of directors in January 1996. In February 2001, the board of directors elected him as Chairman. For the past 15 years, Mr. Heeschen has been a Principal of Heeschen & Associates, a private investment firm. He is also the sole general partner of Sequoia Enterprises, LP, and D.C.H., LP, each of which are stockholders of Diedrich Coffee. Mr. Heeschen serves on the board of directors of PC Mall, Inc., a publicly traded supplier of technology solutions for business, government and educational institutions, as well as consumers.

Gregory D. Palmer joined our board of directors in September 2006 and currently serves as Chairman of the audit committee. From January 1998 to June 2006, Mr. Palmer was the President and Chief Executive Officer of RemedyTemp, Inc., a staffing services company. Mr. Palmer also served as a director of RemedyTemp, Inc. from January 2001 to June 2006.

J. Russell Phillips joined our board of directors in April 2007 through appointment by our board of directors. On February 7, 2008, Mr. Phillips was appointed our President and Chief Executive Officer and resigned as Chairman of the audit committee concurrent with such appointment. From 2004 to 2008, Mr. Phillips served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

Timothy J. Ryan joined our board of directors in October 2005. Mr. Ryan previously served as our Chief Executive Officer from November 1997 to October 2000. Since April 1999, he has been a director of Rubio’s Restaurants, Inc., a publicly traded fast-casual fresh Mexican grill restaurant chain. From December 1995 to December 1996, Mr. Ryan served as President and Chief Operating Officer of Sizzler U.S.A., a division of Sizzler International, Inc., and as a director of Sizzler International, Inc., of which he also served as a Senior Vice President. From November 1988 to December 1993, Mr. Ryan served as Senior Vice President of Marketing at Taco Bell Worldwide and, from December 1993 to December 1995, he served as Senior Vice President of Taco Bell’s Casual Dining Division.

Vote Required and Recommendation of the Board of Directors

The nominees for election as directors will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the annual meeting.

The board of directors recommends that you vote for each nominee named in Proposal 1.

PROPOSAL 2

AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO

INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK

FROM 8,750,000 TO 17,500,000 SHARES

Our board of directors has approved, and is hereby soliciting stockholder approval of, an amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 8,750,000 shares to 17,500,000 shares in the form set forth in Appendix A to this proxy statement (the “Share Increase Amendment”).

We currently have 8,750,000 shares of our common stock authorized for issuance. On the record date, we had outstanding approximately [    ] shares of our common stock and approximately [    ] shares of our common stock were issuable based on outstanding warrants, options and other stock-based awards. Our board of directors believes that the availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our common stock for corporate purposes such as raising additional capital, compensating our officers and settling outstanding obligations, and sales of stock or securities convertible into or exercisable for common stock. We believe that this will provide us with additional flexibility to meet business and financing needs as they arise.

Our board of directors will determine whether, when and on what terms the issuance of shares of our common stock may be warranted in connection with any future actions. No further action or authorization by our stockholders will be necessary before issuance of the additional shares of our common stock authorized under the amendment to our restated certificate of incorporation, except as may be required for a particular transaction by applicable law or regulatory agencies or by the rules of the NASDAQ or any other stock market or exchange on which our common stock may then be listed.

The additional shares of common stock, if issued, would have the same rights and privileges as the shares of common stock now issued. There are no pre-emptive rights relating to our common stock. Any issuance of additional shares of common stock would increase the number of outstanding shares of common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly.

Although an increase in the authorized shares of our common stock could, under certain circumstances, be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in shares authorized is not in response to any effort by any person or group to accumulate our common stock or to obtain control of us by any means. In addition, the proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.

The proposed increase in the authorized shares of our common stock would become effective immediately upon the filing of the Share Increase Amendment with the office of the Secretary of State of the State of Delaware. We expect to promptly file the Share Increase Amendment in this Proposal 2 with the Secretary of State of the State of Delaware upon approval by our stockholders.

The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required to approve the Share Increase Amendment.

The board of directors recommends that you vote in favor of Proposal 2 to amend our certificate of incorporation to increase the number of authorized shares of our common stock from 8,750,000 to 17,500,000 shares.

PROPOSAL 3

APPROVAL OF THE STOCK OPTION AGREEMENT

WITH J. RUSSELL PHILLIPS

Background

Proposal 3 seeks your approval of the Stock Option Agreement, as amended, with J. Russell Phillips (the “Phillips Option Agreement”). In February 2008, the board of directors appointed Mr. Phillips to the positions of President and Chief Executive Officer. The following is a summary of the Phillips Option Agreement. The summary is qualified in its entirety by the terms of the Phillips Option Agreement, a copy of which is attached as Appendix B to this proxy statement.

Summary Description of the Stock Option Agreement with J. Russell Phillips

We entered into the Phillips Option Agreement on February 7, 2008 and the amendment related thereto on December 12, 2008. Under the Phillips Option Agreement, Mr. Phillips was granted, subject to stockholder approval, options to purchase up to 275,000 shares of our common stock for the purpose of encouraging and rewarding his contributions to our performance and aligning his interests with the interests of our stockholders. Subject to stockholder approval, the options granted to Mr. Phillips will be exercisable at an exercise price of $3.23 per share and will vest in three equal installments on each of the first three anniversary dates of February 7, 2008. The options granted to Mr. Phillips will become immediately vested and fully exercisable upon a change in control and the options will terminate and become unexercisable on the earlier of February 7, 2018 or the first anniversary of the change of control. If we terminate Mr. Phillips’ employment for cause prior to February 7, 2018, then all options, whether or not vested, shall immediately terminate and become unexercisable as of the termination date. If Mr. Phillips’ employment is terminated due to death, permanent disability or retirement, all options that have not otherwise vested and become exercisable as of the termination date shall terminate and become unexercisable; and all options that have vested and become exercisable as of the termination date shall terminate and become unexercisable on the earlier of February 7, 2018 or 180 days after the termination date. If Mr. Phillips’ employment is terminated for any reason other than for cause, death, permanent disability or retirement, all options that have not otherwise vested and become exercisable as of the termination date shall terminate and become unexercisable; and all options that have vested and become exercisable as of the termination date shall terminate and become unexercisable on the earlier of February 7, 2018 or the date that is 30 days after the termination date. Otherwise, all of Mr. Phillips’ unexercised options will terminate on February 7, 2018.

Interest of Mr. Phillips in Matter to be Acted Upon

If Proposal 3 is approved, Mr. Phillips will receive options to purchase up to 275,000 shares of our common stock. The table below summarizes certain information with respect to the options granted to Mr. Phillips on February 7, 2008, which are contingent upon stockholder approval of Proposal 3.

NEW PLAN BENEFITS

STOCK OPTION AGREEMENT WITH J. RUSSELL PHILLIPS

Name	Dollar Value	Number Of Shares
J. Russell Phillips	$445,124(1)	275,000(2)
President and Chief Executive Officer

(1)	The exercise price of each option is $3.23 per share. This amount represents the dollar amount to be recognized for financial statement reporting purposes with respect to the fair value of stock options for J. Russell Phillips in accordance with Statement of Financial Accounting Standards No. 123R “Share Based Payment” (“SFAS 123R”). The amount reflects our accounting expense for this award, and does not correspond to the actual value that may be received by Mr. Phillips.

(2)	Mr. Phillips’ options vest in three equal installments on each of the first three anniversary dates of February 7, 2008.

We have agreed to file a registration statement on Form S-8 with the Securities and Exchange Commission to register the issuance of shares of our common stock upon the exercise of options under the Phillips Option Agreement. The exercise of options by Mr. Phillips will be contingent upon the receipt of all necessary governmental approvals and consents as well as compliance with all applicable federal, state and/or local tax withholding requirements. Only Mr. Phillips is eligible to receive options under the Phillips Option Agreement and the options are non-transferable and non-assignable, other than by will or the laws of descent. The Phillips Option Agreement provides that the exercise price of the options may be paid in cash or, subject to the discretion of our compensation committee, by delivery of shares of our common stock or a combination of cash and shares of our common stock.

Employment Agreement with J. Russell Phillips

In February 2008, Mr. Phillips entered into an employment agreement with us to serve as our President and Chief Executive Officer. The agreement provides for an annual base salary of $275,000 and an annual incentive bonus of up to 75% of base salary based on our and Mr. Phillips’ performance against objectives approved by our board of directors. Mr. Phillips also received, subject to stockholder approval, options to purchase up to 275,000 shares of our common stock at an exercise price of $3.23 per share. The options vest in three equal installments on each of the first three anniversary dates of February 7, 2008. In the event Mr. Phillips’ employment is terminated for any reason, Mr. Phillips shall be paid the compensation and benefits payable to Mr. Phillips through the applicable termination date. Mr. Phillips’ rights under other benefit plans of general application shall be determined under the provisions of those plans. All other compensation from and after the termination date shall cease (except for those benefits that must be continued pursuant to applicable law or by the terms of such benefit plans), and Mr. Phillips shall not be entitled to any severance pay or other payment or compensation whatsoever upon such termination. Mr. Phillips receives employee benefits consistent with our policies for other senior executives.

Reasons for the Proposal

Our board of directors authorized the Phillips Option Agreement and entered into the related employment agreement with Mr. Phillips in an effort to attract and motivate an individual whom our board of directors has determined possesses the characteristics necessary to substantially improve our performance. The employment agreement appoints Mr. Phillips as our President and Chief Executive Officer, giving him the necessary authority to make the changes he determines are in our best interests. The Phillips Option Agreement rewards Mr. Phillips as the value of our common stock increases. Taken as a whole, we believe these two agreements give Mr. Phillips the motivation to direct his efforts to improving our financial condition and operations.

Tax Information

The following is a brief, general description of federal income tax consequences of the receipt and exercise of options granted by Diedrich Coffee under the Phillips Option Agreement. This description is based on the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt and exercise of options under foreign, state and/or local tax laws, and such tax laws may not correspond to the federal tax treatment described herein.

Non-qualified Stock Options. Our grant of a non-qualified stock option to Mr. Phillips is generally not a taxable event for him. Upon the exercise of a non-qualified stock option, Mr. Phillips will generally recognize ordinary income equal to the excess of the fair market value of the shares he acquires upon exercise (determined as of the date of exercise) over the exercise price of the non-qualified stock option. We will generally be able to deduct as compensation expense the amount of ordinary income recognized by Mr. Phillips. Mr. Phillips’ subsequent sale of the shares generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares.

Withholding. Because Mr. Phillips is our employee, we ordinarily will be required to withhold applicable federal income taxes with respect to any ordinary income recognized by him in connection with stock options granted under the Phillips Option Agreement.

Special Rules Applicable to “Insiders.” Because Mr. Phillips is an “insider,” he may be required to defer determination of the amount of income and the timing of income recognition in connection with his options under the Phillips Option Agreement, and the beginning of the holding period for any shares he receives, until the expiration of any period during which he would be restricted from disposing of any shares he received. Mr. Phillips will not be required to defer these determinations if he makes a valid election under Section 83(b) of the Internal Revenue Code.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of our shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the Phillips Option Agreement.

The board of directors recommends that you vote in favor of Proposal 3 to approve the Phillips Option Agreement.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has retained BDO Seidman, LLP to serve as our independent registered public accounting firm for the fiscal year ending June 24, 2009. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

Reasons for the Proposal

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the audit committee of our board of directors is seeking ratification of its selection of BDO Seidman, LLP from our stockholders as a matter of good corporate practice. If stockholders do not ratify this selection, the audit committee of our board of directors will reconsider its selection of BDO Seidman, LLP and will either continue to retain this firm or appoint a new independent registered public accounting firm. Even if the selection is ratified, the audit committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of BDO Seidman, LLP as our independent registered public accounting firm for the fiscal year ending June 24, 2009.

The board of directors recommends that you vote in favor of Proposal 4.

GOVERNANCE PRINCIPLES

Board Meetings

During our fiscal year ended June 25, 2008, our board of directors met six times, the audit committee met four times and the compensation committee met once during the 2008 fiscal year. Each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors and (2) the total number of meetings held by all committees of the board on which he served (during the periods that he served).

Director Independence

Our board of directors has affirmatively determined that four of our five directors are independent within the meaning of Nasdaq Marketplace Rule 4200(a)(15). Our independent directors are Paul C. Heeschen, Gregory D. Palmer, Timothy J. Ryan and [                    ]. During its review, the board of directors considered transactions and relationships between each director or any member of his or her immediate family and Diedrich Coffee and its subsidiaries and affiliates.

Committees of the Board of Directors

The company has two standing committees: an audit committee and a compensation committee. Each member of the audit and compensation committees of the board of directors has been determined by our board of directors to be independent. Both committees operate under written charters that are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Audit Committee. It is the responsibility of the audit committee to oversee our accounting and financial reporting processes and the audits of our financial statements. In addition, the audit committee assists the board of directors in its oversight of our compliance with legal and regulatory requirements. The specific duties of the audit committee include monitoring the integrity of our financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting our independent registered public accounting firm; monitoring the independence and performance of our independent registered public accounting firm; and facilitating communication among the independent registered public accounting firm, our management and our board of directors. The audit committee has the authority to conduct any investigation appropriate to fulfill its responsibilities and has direct access to all of our employees and the independent registered public accounting firm. The audit committee also has the authority to retain, at our expense and without further approval of the board of directors, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties.

The audit committee met four times during the 2008 fiscal year and otherwise accomplished its business without formal meetings. During the 2008 fiscal year, the audit committee was composed of three members: Mr. J. Russell Phillips, who served as chairman prior to his employment as President and Chief Executive Officer on February 7, 2008, Mr. Palmer and Mr. Ryan. Mr. Palmer currently serves as chairman of the audit committee. Our board of directors has determined that each of Mr. Ryan, [                    ], Mr. Palmer, and Mr. Phillips was (prior to his employment with the Company) independent within the meaning of the enhanced independence standards contained in Nasdaq Marketplace Rule 4350(d) and regulations adopted by the Securities and Exchange Commission that relate specifically to members of audit committees. Our board of directors has also determined that Mr. Ryan is qualified to serve as our “audit committee financial expert,” as that term is defined in Item 407(d)(5) of Regulation S-K. The “Report of the Audit Committee” is included in this proxy statement beginning at page 20.

Effective February 7, 2008, J. Russell Phillips resigned from our audit committee due to his appointment as our President and Chief Executive Officer. Although Mr. Phillips continues to serve as a member of our board of directors, due to his departure from the audit committee, we had only two directors eligible to serve on our audit committee. NASDAQ Rule 4350(d)(2)(A) requires that a registrant’s audit committee must consist of at least three independent directors. We provided Nasdaq with written notice of this matter on February 7, 2008 and had until the earlier of our next annual meeting of stockholders or February 7, 2009 to regain compliance with NASDAQ Rule 4350(d)(2)(A). On [                    ], 2008 the board of directors appointed [                    ] as a director and member of the audit committee, resulting in our audit committee being comprised of three independent directors.

Compensation Committee. It is the responsibility of the compensation committee to assist the board of directors in discharging the board of director’s responsibilities regarding the compensation of our employees and directors. The specific duties of the compensation committee include determining the corporate goals and objectives relevant to executive compensation; evaluating our executive officers’ performance in light of such goals and objectives; setting or making recommendations to the board of directors regarding compensation levels based upon such evaluations; administering our incentive compensation plans, including our equity-based incentive plans; and making recommendations to the board of directors regarding our overall compensation structure, policies and programs.

The compensation committee met once during fiscal year 2008 and otherwise accomplished its business without formal meetings during the 2008 fiscal year. During the 2008 fiscal year, the compensation committee was composed of two members: Mr. Heeschen and Mr. Ryan.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that set forth several important principles regarding the activities of the board of directors and its committees as well as other matters. Our corporate governance guidelines are available for viewing on the “Investor Services” segment of our website: www.diedrich.com.

Meetings of Non-Management Directors

The non-management members of the board of directors regularly meet without any members of management present during regularly scheduled executive sessions after each board meeting.

Code of Conduct

We have adopted a code of conduct that describes the ethical and legal responsibilities of all of our employees and, to the extent applicable, the members of our board of directors. This code includes, but is not limited to, the requirements of the Sarbanes-Oxley Act of 2002 pertaining to codes of ethics for chief executives and senior financial and accounting officers. Our board of directors has reviewed and approved this code of conduct. Our employees agree in writing to comply with the code at commencement of employment and periodically thereafter. Our employees are encouraged to report suspected violations of the code through various means, and they may do so anonymously. Our code of conduct is available for viewing on the “Investor Services” segment of our website: www.diedrich.com. If we make substantive amendments to the code or grant any waiver, including any implicit waiver, to our principal executive, financial or accounting officer, or persons performing similar functions, we will disclose the nature of such amendment or waiver on our website and/or in a report on Form 8-K in accordance with applicable rules and regulations.

Communications With the Board of Directors

Our stockholders may communicate with our board of directors, a committee of our board of directors or a director by sending a letter addressed to the board of directors, a committee or a director c/o Corporate Secretary, Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614. All communications will be compiled by our Corporate Secretary and forwarded to the board, the committee or the directors, as appropriate.

Director Nominations

The board of directors does not have a standing nominating committee. Consistent with the corporate governance guidelines adopted by the board, the directors of the board, all of whom are currently independent, work together to identify qualified individuals to become directors; to determine the composition of the board of directors and its committees; and to monitor and assess the effectiveness of the board of directors and its committees. With respect to the nominating process, the directors identify, screen and nominate director candidates for election by our stockholders; review director candidates recommended by our stockholders; assist in attracting qualified director candidates to serve on the board; monitor the independence of current directors and nominees; and monitor and assess the relationship between the board of directors and our management with respect to the board’s ability to function independently of management. The board of directors believes that a standing nominating committee is not necessary because there are relatively few directors on the board, which facilitates close coordination of the nomination process.

The board of directors regularly assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the board uses a variety of methods to identify and evaluate director candidates. Candidates may come to the attention of the board through current directors, professional search firms, stockholders or other persons. Once the board has identified a prospective nominee, the board evaluates the prospective nominee in the context of the then-current constitution of the board and considers a number of factors, including the prospective nominee’s business, finance and financial reporting experience, as well as attributes that would contribute to an effective board of directors. The board of directors seeks to identify nominees who possess a wide range of experience, skills, areas of expertise, knowledge and business judgment. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and the highest personal and professional ethics and values. The board of directors does not evaluate stockholder nominees differently from any other nominee.

Since the last annual meeting of stockholders, [                    ] was appointed by the board of directors to fill a vacancy on the board and was nominated for election by the independent directors of the board.

Our board of directors will consider stockholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame discussed below on page 25 under the heading “Stockholder Proposals.” To be in proper form, the notice must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each nominee, and such additional information about the nominating stockholder and each nominee that may be required by applicable securities laws. Additional requirements respecting stockholder proposals are described below under the heading “Stockholder Proposals” on page 25.

Director Attendance at Annual Meetings

Our board of directors has adopted a policy that encourages our directors to attend our annual stockholder meetings. Our last annual meeting of stockholders was attended by all directors then incumbent.

Director Compensation

Directors who are also our employees receive no extra compensation for their service on the board of directors. Non-employee directors receive an annual fee of $12,000, which is paid quarterly. In addition, non-employee directors earn fees of $1,000 per board meeting attended in person, $500 per board meeting attended telephonically and $500 per committee meeting attended, whether in person or telephonically. Non-employee directors are also reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors and its committees. In the fiscal year ended June 25, 2008, Mr. Heeschen earned $18,500, Mr. Palmer earned $18,500, Mr. Phillips, prior to becoming an employee, earned $13,500, and

Mr. Ryan earned $20,000. In addition, non-employee directors are eligible to receive stock option grants under the Diedrich Coffee, Inc. 2000 Equity Incentive Plan. In the fiscal year ended June 25, 2008, each person who was then a non-employee director was granted 15,000 stock options under the 2000 Equity Incentive Plan.

Under our 2000 Equity Incentive Plan, each non-employee director automatically receives, upon first becoming a director, a one-time grant of an option to purchase up to 15,000 shares of our common stock. The initial options vest and become exercisable with respect to 50% of the underlying shares upon the earlier of the first anniversary of the grant date or immediately before the first annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such earlier date. The remaining 50% of the underlying shares vest upon the earlier of the second anniversary of the grant date or immediately before the second annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial grant, each non-employee director also automatically receives, upon re-election to our board of directors, an additional option to purchase up to 15,000 shares of our common stock. These additional options vest and become exercisable upon the earlier of the first anniversary of the grant date or immediately before the annual meeting of stockholders following the grant date, provided that the recipient has remained a non-employee director for the entire period from the grant date to such date. In addition to the initial and additional options, under the 2000 Equity Incentive Plan, each director, including each non-employee director, is eligible to receive other awards under the 2000 Equity Incentive Plan at the discretion of the administrator of the plan.

All non-employee director options granted under the 2000 Equity Incentive Plan have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Vesting of non-employee director options granted under the 2000 Equity Incentive Plan accelerates in certain circumstances in connection with a change in control. During the fiscal year ended June 25, 2008, an aggregate of 60,000 options to purchase shares of our common stock were issued to non-employee directors under the 2000 Equity Incentive Plan. 15,000 of the 60,000 options granted were granted to Mr. Phillips while serving as a non-employee director.

Director Compensation Table

The following table shows the 2008 fiscal year compensation for our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
Paul C. Heeschen	18,500	23,313	41,813
Gregory D. Palmer	18,500	31,542	50,042
J. Russell Phillips (2)	13,500	29,386	42,886
Timothy J. Ryan	20,000	27,034	47,034

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of stock options for each of the directors in accordance with SFAS 123R. Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 grants, refer to Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 25, 2008, as filed with the Securities and Exchange Commission. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be received by the directors.

(2)	The amounts reflected represent Mr. Phillips compensation as a non-employee member of the board of directors and excludes compensation as our President and Chief Executive Officer.

Review of Related Person Transactions

Our audit committee reviews all relationships, transactions and arrangements in which we and any director, greater than 5% beneficial holder of our stock or any immediate family member of any of the foregoing are participants (“Interested Transactions”) to determine whether such persons have a direct or indirect material interest and whether to approve, disapprove or ratify any Interested Transactions. We have written policies and procedures for monitoring and seeking approval in connection with any Interested Transaction. The chair of the audit committee is authorized to approve or ratify any Interested Transactions with a related party in which the aggregate amount involved is expected to be less than $100,000. Our audit committee reviews, approves (or disapproves) or ratifies Interested Transactions. In considering whether to approve or ratify an Interested Transaction, the audit committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar terms and conditions and to the extent of the related person’s interest in the Interested Transaction. In addition, our written policy provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the audit committee.

Certain Relationships and Related Transactions

Note Purchase Agreement:

On May 10, 2004, the Company entered into a $5,000,000 Note Purchase Agreement with Sequoia Enterprises, L.P. (“Sequoia”), a limited partnership whose sole general partner also serves as the Chairman of our board of directors (the “Note Purchase Agreement”), which provided, at the Company’s election, the ability to issue notes with up to an aggregate principal amount of $5,000,000. The Company has amended the Note Purchase Agreement from time to time and has agreed to refrain from further borrowings under the Note Purchase Agreement in connection with the entry into the Loan Agreement (as defined below) entered into on August 26, 2008. As amended, the notes issued under the Note Purchase Agreement are due in full on March 31, 2009. Interest is payable at three-month LIBOR plus 5.3%. The Note Purchase Agreement contains covenants, among others, that limit the amount of indebtedness that the Company may have outstanding in relation to its tangible net worth. As of September 17, 2008, $2,000,000 is due under the Note Purchase Agreement.

On August 26, 2008, the Company entered into Amendment No. 4 to the Note Purchase Agreement (the “Amendment”). The Amendment extended the maturity date of the Note Purchase Agreement and the notes issued thereunder until March 31, 2009, and reflected the agreement by Sequoia that the Company is only required to make monthly payments of interest and the monthly commitment fee, but not principal, until such date. On the maturity date, all outstanding principal, interest and other amounts payable under the Note Purchase Agreement will be due, unless due earlier pursuant to the terms of the Note Purchase Agreement upon a change in control of the Company or an event of default.

Loan Agreement:

On August 26, 2008, the Company entered into a new loan agreement with Sequoia (the “Loan Agreement”). The Loan Agreement provides for a $3 million term loan (the “Term Loan”) to the Company. The Term Loan accrues interest from the funding date at LIBOR plus 5.30%, resetting on the first calendar day of each month. The Company is required to make regular monthly payments of interest, and to cause the principal amount to be reduced to $2 million no later than August 26, 2009. All outstanding principal and interest will be due on the maturity date of August 26, 2011, unless due earlier pursuant to the terms of the Loan Agreement upon a change of control of the Company or an event of default.

The Loan Agreement requires the Company to refrain from further borrowings under the Note Purchase Agreement and contains restrictions on incurring indebtedness on par with, or senior to, the Term Loan. The Loan Agreement also contains a covenant that limits the amount of indebtedness that the Company may have outstanding in relation to tangible net worth, in addition to other standard covenants and events of default.

The Term Loan is senior to all other indebtedness of the Company, except indebtedness pursuant to notes under the Note Purchase Agreement and certain permitted indebtedness identified in the Loan Agreement. Upon repayment of the notes under the Note Purchase Agreement, the Term Loan will be senior to all other indebtedness of the Company, except such permitted indebtedness.

In connection with the Loan Agreement and the Amendment, on August 26, 2008, the Company issued to Sequoia a warrant (the “2008 Sequoia Warrant”) to purchase 1,667,000 shares of common stock of the Company at an exercise price of $2.00 per share, which represented a premium of $0.25, or approximately 14%, over the $1.75 closing price of the Company’s common stock on such date.

Debt Covenant Compliance:

The Company was not in compliance with covenants under the Note Purchase Agreement and the Loan Agreement as of September 17, 2008. The Company obtained a waiver of these covenants from Sequoia through October 31, 2009 provided the effective tangible net worth ratio is not greater than 2.10:1.00. In consideration of the foregoing waiver, (a) the exercise prices of the warrant to purchase 250,000 shares of the Company’s common stock issued to Sequoia on May 8, 2001 and the warrant to purchase 1,667,000 shares of the Company’s common stock issued to Sequoia on August 26, 2008 were decreased from $2.00 to $1.65, and (b) the per annum interest rates under the Loan Agreements were increased from the LIBOR Rate (as defined in the Loan Agreements) plus 5.30% to (i) the LIBOR Rate plus 9.30% for any period during which the ration of the Indebtedness of the Company on a consolidated basis to Effective Tangible Net Worth is greater than 1.75:1.00 or (ii) the LIBOR Rate plus 6.30% for any other period, in each case reset on a periodic basis as provided in the Loan Agreements.

Loan Commitment:

On October 8, 2008 and November 10, 2008, the Company obtained commitments from Sequoia and Vessel Partners, L.P., which is a limited partnership whose general partner also serves as the Chairman of our board of directors (collectively, the “Lenders”) for additional borrowings of up to $5 million and to extend the maturity date of $2 million due under the Note Purchase Agreement to March 31, 2010. The Company and the Lenders are currently in the process of finalizing the contractual details of this commitment.

Since June 28, 2007, we made commitment fee payments of $45,648, interest fees of $193,348 and a transaction fee of $40,000 to Sequoia.

EXECUTIVE OFFICERS

Diedrich Coffee’s executive officers as of December 5, 2008 are as follows:

Name	Age	Position(s) Held
J. Russell Phillips	59	Director, President and Chief Executive Officer
Sean M. McCarthy	47	Chief Financial Officer and Secretary
James L. Harris	45	Vice President—Sales
Dana A. King	45	Vice President—Information and Customer Services

The following is information regarding those persons currently serving as executive officers of Diedrich Coffee:

J. Russell Phillips joined our board of directors in April 2007 through appointment by our board of directors. On February 7, 2008, Mr. Phillips was appointed our President and Chief Executive Officer. From 2004 to 2008, Mr. Phillips served as Managing Principal of Transom Partners, an executive consultancy group that facilitates and develops new strategies with CEOs and executive teams. From 1994 to 2004, Mr. Phillips served as Chief Executive Officer and President of SHURflo, the leading manufacturer of high quality precision pumps, controls, motors and systems serving the food service, industrial and RV/marine markets. From 1972 to 1994, Mr. Phillips worked for several pump companies in various managerial capacities.

Sean M. McCarthy became our Chief Financial Officer and Secretary in January 2006, after serving as Vice President, Controller of Diedrich Coffee since April 2004. From February 2003 to April 2004, Mr. McCarthy was Vice President of ASM Hospitality Group, a privately owned consulting company. From June 1998 to February 2003, Mr. McCarthy served in various financial capacities for FRD Acquisition Company, Inc. (d/b/a. Coco’s & Carrows Restaurants), a subsidiary of Advantica Restaurants Group, Inc., a publicly traded food service company, first as Manager, Field Finance, then Manager, Financial Planning & Analysis, and finally as Director, Finance. From May 1997 to June 1998, Mr. McCarthy was a Business Analyst for Taco Bell, Inc. From August 1986 through May 1997, Mr. McCarthy served in various accounting and financial capacities for El Torito Restaurants, a subsidiary of Family Restaurants, Inc. Mr. McCarthy earned a B.S. degree in business management from Pepperdine University and a master’s degree in business administration from the University of Southern California.

James L. Harris joined Diedrich Coffee in June 2008 as Vice President—Sales. From late 2007 to 2008, Mr. Harris was with Hansen’s Beverage Company, a publicly owned company and manufacturer and seller of premium beverages and Monster Energy Drink, as the Vice President of International Sales. From 1997 to 2007, Mr. Harris was with FIJI Water, LLC, a privately owned manufacturer and seller of premium-bottled water in a variety of capacities ultimately serving as the Senior Vice President of Sales, Western Region. From 1991 to 1997, Mr. Harris was with Haagen-Dazs Ice Cream first as an Account Executive and ultimately as a Division Manager. From 1985 to 1991, Mr. Harris worked for Pepsi-Cola Bottling Group working his way up to Account Executive and relocating to Southern California.

Dana A. King joined Diedrich Coffee, Inc. in November 2005 as the Director of Information Services, and, in August 2008, she was promoted to Vice President—Information and Customer Services. From 2001 until joining Diedrich, Ms. King led the Application Development group at Del Taco, a Mexican quick-service restaurant chain. From 1996 until 2000, Ms. King worked for Professional Computing, Inc. as a programmer/analyst before being promoted to IS Assistant Manager. After PCI was acquired by IKON in 1997, she was promoted to the Director of IS, and, in 1999 was promoted to VP of IS and Managing Consultant and led a team consisting of developers, engineers and project managers in three locations across two states. After leaving IKON, Ms. King ran her own consulting business. Ms. King holds a BS degree in Business with an emphasis in computer Information Services from California State Polytechnic University, Pomona.

COMPENSATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Executive Compensation Tables

Summary Compensation Table

The following table sets forth compensation earned during the fiscal year ended June 25, 2008 by our Chief Executive Officer and two other most highly compensated executive officers who were serving as our executive officers at the end of the last completed fiscal year and two former executive officers for whom disclosure would have been required but for the fact that they were not serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	All Other Compensation ($)		Total ($)
J. Russell Phillips,	2008	$105,769	$—	$99,908	$26,917	(4)	$232,594
President and Chief Executive Officer (3)	2007	—	—	—	—		—

Sean M. McCarthy,	2008	214,425	—	—	4,014	(5)	218,439
Chief Financial Officer and Secretary	2007	200,000	100,000	7,166	3,788	(6)	310,954

Kimberly A. Myers,	2008	167,792	—	19,992	1,206	(8)	188,990
Vice President—Marketing, Gloria Jean’s (7)	2007	115,031	2,884	7,614	—		125,529

Stephen V. Coffey,	2008	—	—	—	480,000	(10)	480,000
Former Chief Executive Officer (9)	2007	—	—	—	720,000	(10)	720,000

Pamela J. Britton,	2008	77,203	—	—	200,699	(12)	277,902
Former President and Chief Operating Officer, Gloria Jean’s (11)	2007	235,000	23,758	—	12,640	(13)	271,398

(1)	Bonuses identified in this column for fiscal year 2007 were discretionary and paid out based on the completion of the Starbucks Corporation transaction.

(2)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 and 2007 fiscal years for the fair value of stock options for each of the named executive officers in accordance with SFAS No. 123R. Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2008 and 2007 grants, refer to Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 25, 2008, as filed with the Securities and Exchange Commission. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be received by the named executive officers. There were no forfeitures of stock awards during fiscal 2008 by our named executive officers other than by Ms. Britton, who forfeited stock awards covering 35,000 shares of common stock in connection with the termination of her employment on November 2, 2007.

(3)	Mr. Phillips became our President and Chief Executive Officer in February 2008. Mr. Phillips’ annual base salary is $275,000.

(4)	Consists of a signing bonus payment in the amount of $25,000 and health fitness membership reimbursement in the amount of $1,917.

(5)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $2,077 and health fitness membership reimbursement in the amount of $1,937.

(6)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $2,000 and health fitness membership reimbursement in the amount of $1,788.

(7)	Ms. Myers resigned from her position with Diedrich Coffee effective July 2, 2008.

(8)	Consists of 401(k) matching contributions by Diedrich Coffee in the amount of $1,206.

(9)	Mr. Coffey resigned from his position with Diedrich Coffee effective February 7, 2008.

(10)

In consideration for Mr. Coffey serving as the Chief Executive Officer of Diedrich Coffee, Mr. Coffey’s engagement agreement provided that his management company would be paid a fee of $60,000 per month. In addition, if we are acquired by any person, other than a current affiliate, within 12 months of February 7, 2008, the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at February 7, 2008, Mr. Coffey’s management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization.

(11)	Ms. Britton resigned from her position with Diedrich Coffee effective November 2, 2007.

(12)	Consists of payments in the amount of $178,182 for severance payment, $20,559 for accrued vacation payout, health fitness membership reimbursement in the amount of $903 and 401(k) matching contributions by Diedrich Coffee in the amount of $1,055.

(13)	Consists of payments for employee’s medical plan of $2,576 (and retroactive “catch-up” payments of $6,439) and 401(k) matching contributions by Diedrich Coffee in the amount of $2,077 and health fitness membership reimbursement in the amount of $1,548.

Outstanding Equity Awards at the 2008 Fiscal Year End

The following table sets forth information relating to stock options held by the named executive officers as of June 25, 2008. Ms. Britton exercised 20,000 options to purchase common stock during the fiscal year ended June 25, 2008.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name	Exercisable		Unexercisable
J. Russell Phillips	7,500	(1)	7,500	(1)	$3.83	4/18/2017
	—		15,000	(1)	3.58	12/11/2017
	—		275,000	(2)	3.23	2/07/2018

Sean M. McCarthy	20,000	(2)	—		3.69	4/26/2014

Kimberly A. Myers (3)	6,667	(2)	13,333	(2)	3.81	4/18/2017

Stephen V. Coffey (4)	—		—		—	—

Pamela J. Britton (5)	20,000	(2)	—		2.84	2/26/2011
	15,000	(2)	—		3.80	6/1/2011
	20,000	(2)	—		3.97	9/27/2012

(1)	These options vest over a two-year period at a rate of one-half per year.

(2)	These options vest over a three-year period at a rate of one-third per year.

(3)	Ms. Myers resigned from her position with Diedrich Coffee effective July 2, 2008 and her unexercised options were cancelled on August 1, 2008.

(4)	Mr. Coffey resigned from his position with Diedrich Coffee effective February 7, 2008.

(5)	Ms. Britton resigned from her position with Diedrich Coffee effective November 2, 2007 and her unexercised options were cancelled on December 21, 2007.

EMPLOYMENT AGREEMENTS

The following section describes the terms of the employment agreements between us and the named executive officers for the 2008 fiscal year.

Employment Agreements with Current Named Executive Officers

J. Russell Phillips. Effective February 7, 2008, Mr. Phillips entered into an employment agreement with us appointing him President and Chief Executive Officer. Mr. Phillips’s agreement provided for compensation consisting of, among other things, (i) an annual base salary of $275,000 and (ii) a grant of options to purchase 275,000 shares of our common stock, pursuant to the Phillips Option Agreement, which we are seeking approval of in Proposal 3. In addition, Mr. Phillips will be eligible to receive (i) a bonus equal to up to 75% of his annual base salary, 80% of which would be paid upon achievement of certain defined objectives and 20% of which would be paid based upon the discretion of our compensation committee and (ii) benefits under all other benefit plans generally provided to our other executive officers.

Mr. Phillips’s options granted under the Phillips Option Agreement will consist of non-qualified options to purchase up to 275,000 shares of our common stock, which vest over three (3) years, with one-third (1/3) of the options vesting on each anniversary of the effective date until all options have vested. The options will fully vest and become immediately exercisable upon a change of control (as such term is defined in the Employment Agreement). Unless an earlier termination occurs, the options will expire ten years after the effective date of the Phillips Option Agreement.

Sean M. McCarthy. On January 1, 2006, Mr. McCarthy was promoted to Chief Financial Officer. His letter agreement with us provided for an annual base salary of $200,000 and an annual incentive bonus of up to 25% of his annual base salary. Effective May 1, 2008, our Compensation Committee approved the following compensatory arrangements for Mr. McCarthy: (i) annual base salary of $225,000; (ii) an annual bonus of up to 40% of his annual base salary based upon objective performance criteria; (iii) a severance payment equal to nine months of annual base salary if Mr. McCarthy is terminated by us without cause, provided that he executes customary releases of us; and (iv) in the event of a “change of control,” Mr. McCarthy shall be entitled to a stock appreciation payment upon consummation of the change of control transaction provided that he executes a general release of us.

Employment Agreement with Former Named Executive Officers

Stephen V. Coffey. Effective December 14, 2005, Mr. Coffey entered into an engagement agreement with us appointing him Chief Executive Officer. Mr. Coffey’s engagement agreement provided that his management company would be paid a fee of $60,000 per month. In addition, if we are acquired by any person, other than a current affiliate, within 12 months of February 7, 2008, the termination date of the engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at February 7, 2008, Mr. Coffey’s management company will receive an additional bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization. On February 7, 2008, Mr. Coffey resigned as our Chief Executive Officer.

Stephen W. Leach. On April 2, 2008, Mr. Leach resigned effective April 30, 2008. In connection with his resignation, Mr. Leach entered into a Severance and Consultant Agreement and General Release (the “Severance Agreement”). The Severance Agreement entitles Mr. Leach to a payment of $32,133.36 paid out in one lump sum, less statutorily required deductions. In addition, the Separation Agreement, among other things, contains (i) a consulting agreement for a period of two months through and including June 30, 2008, and on a month-to-month basis thereafter (ii) a general release of us by Mr. Leach for any and all claims which he may hold, (ii) provisions related to nondisclosure of trade secrets and confidentiality. Mr. Leach’s departure did not involve any disagreement with us.

Change in Control Agreements

Potential Payments Upon Termination or Change in Control

Some of our officers are entitled to receive certain payments upon a change in control under individual employment agreements or may be entitled to receive certain payments under severance agreements. In addition, our board of directors may in its discretion accelerate the vesting of options upon a change in control.

Upon a termination for cause, officers are not entitled to receive compensation after such termination and their options terminate upon such termination. In the event of an involuntary not for cause termination, termination following a change in control and in the event of disability of the executive officer, certain executive officers may be entitled to receive compensation or payments upon such termination as described below. The amounts shown below assume that such termination was effective as of June 25, 2008 and use the closing price of our common stock as of June 25, 2008 ($2.21), and thus include amounts earned through such time. These figures are estimates of the amounts that would be paid out to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Diedrich Coffee.

J. Russell Phillips. In the event of a change of control, (as such term is defined in Mr. Phillips’s Employment Agreement), Mr. Phillips’ shall be entitled to receive, upon timely execution of a general release of us, (i) a payment in cash equal to 100% of the base salary and (ii) benefits as set forth in the Stock Option Agreement. As described above, upon a change of control, his Options granted under the Stock Option Agreement will fully vest and become immediately exercisable.

Sean M. McCarthy. As described above, a (i) severance payment equal to nine months of annual base salary if Mr. McCarthy is terminated by us without cause, provided that he executes customary release of us; and (ii) in the event of a “change of control,” Mr. McCarthy shall be entitled to a stock appreciation payment upon consummation of the change of control transaction provided that he executes a general release of us. A change of control is defined as a transaction that results in a non-affiliate of us acquiring 90% of our outstanding common stock. A stock appreciation payment is equal to the product of (i) the difference determined by subtracting $5.00 from the per share price at which at least 90% of our outstanding common stock is acquired, multiplied by (ii) 100,000. Because the disposition value in the event of such an acquisition is indeterminable, the payment to Mr. McCarthy is not calculable.

Stephen V. Coffey. As described above, if we are acquired by any person, other than a current affiliate, within 12 months of February 7, 2008, the termination date of Mr. Coffey’s engagement, and the per share consideration paid in connection with the acquisition multiplied by the then-outstanding shares of capital stock is greater than the market capitalization at the end of the engagement, Mr. Coffey’s management company will receive a bonus equal to 5.0% of the difference of the disposition value less the termination market capitalization. Because the disposition value in the event of such an acquisition is indeterminable, the payment to Mr. Coffey’s management company would receive in the event of such termination is not calculable.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee reviews our financial reporting process on behalf of the board of directors. Our management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

In this context, the audit committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. The audit committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with those charged with governance” and SEC Regulation S-X, Rule 2-07, “Communication with Audit Committees.” In addition, the audit committee received from the independent registered public accounting firm the written disclosures required by Public Company Accounting Oversight Board Rule 3526 (Communications with Audit Committees Concerning Independence) and discussed with the independent registered public accounting firm their independence from Diedrich Coffee and its management. The audit committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the audit committee recommended to our board of directors, and the board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 25, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Gregory D. Palmer
Timothy J. Ryan

AUDIT FEES

Independent Registered Public Accounting Firm and Fees

The following table presents the aggregate fees billed by BDO Seidman, LLP for services provided during our 2008 and 2007 fiscal years.

	2008	2007
Audit Fees	$337,000	$312,000
Audit Related Fees	32,000	88,000
Tax Fees	145,000	57,000

Total	$514,000	$457,000

Audit Fees. The fees identified under this caption were for professional services rendered by BDO Seidman, LLP for fiscal years 2008 and 2007 in connection with the audit of our annual financial statements and review of the financial statements included in our quarterly reports on Form 10-Q. The amounts also include fees for services that are normally provided by the independent public registered accounting firm in connection with statutory and regulatory filings and engagements for the years identified.

Audit-Related Fees. The fees identified under this caption were for assurance and related services that were related to the performance of the audit or review of our financial statements and were not reported under the caption “Audit Fees.” Audit-related fees consisted primarily of fees paid for Securities and Exchange Commission reporting matters and consents related to our uniform franchise offering circulars.

Tax Fees. Tax fees consist principally of assistance related to tax compliance and reporting.

Approval Policy. Our audit committee approves in advance all services provided by our independent registered public accounting firm. All engagements of our independent registered public accounting firm in fiscal years 2008 and 2007 were pre-approved by the audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 5, 2008 by:

•	each person or group of affiliated persons who we know beneficially owns more than 5% of our common stock;

•	each of our directors and nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws. The table below includes the number of shares underlying options and warrants that are exercisable within 60 days from December 5, 2008.

Name And Address Of Beneficial Owner (1)	Amount And Nature Of Beneficial Ownership (2)		Percent Of Class (%)(2)
Sequoia Enterprises, LP 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	3,940,604	(3)	53.4

Financial & Investment Management Group, LTD 111 Cass Street Traverse City, MI 49684	815,393	(4)	14.9

D.C.H., L.P. 450 Newport Center Drive, Suite 450 Newport Beach, CA 92660	419,268	(5)	7.7

Clarus Capital Group Management LP 237 Park Avenue, Suite 900 New York, NY 10017	287,733	(6)	5.3

Paul C. Heeschen	4,443,543	(7)	59.5
Timothy J. Ryan	60,000	(8)	1.1
Gregory D. Palmer	45,000	(9)	*
[ ]
J. Russell Phillips	30,000	(10)	*
Sean M. McCarthy	25,000	(11)	*
Dana A. King	8,500	(12)	*
All directors and executive officers as a group (7 persons)	4,612,043	(13)	60.4

*	Less than 1%

(1)	Unless otherwise indicated, the address of each person in this table is c/o Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Corporate Secretary.

(2)	Calculated pursuant to Rule 13d-3(d) under the Securities Exchange Act of 1934. Shares not outstanding that are subject to options or warrants exercisable by the holder thereof within 60 days of December 5, 2008 are deemed outstanding for the purposes of calculating the number and percentage owned by such stockholder, but not deemed outstanding for the purpose of calculating the percentage of any other person. Unless otherwise noted, all shares listed as beneficially owned by a stockholder are actually outstanding.

(3)	Paul C. Heeschen, the Chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership. Includes 250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011, and 1,667,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013.

(4)	According to the Schedule 13G, filed on November 21, 2008, Financial & Investment Management Group, LTD (“FIMG”) is a registered investment advisor that manages individual client accounts. All 815,393 shares represented in that filing have shared voting power and are held in accounts owned by the clients of FIMG. FIMG disclaims beneficial ownership of all such shares.

(5)	Paul C. Heeschen, the Chairman of our board of directors, is the sole general partner of this limited partnership with voting and investment power as to all shares beneficially owned by the limited partnership.

(6)	Includes sole voting power relating to 235,713 and shared voting power relating to 52,020 shares beneficially owned by Clarus Capital Group Management LP. The general partner to Clarus Capital Group Management LP is Clarus Capital Management, LLC. Ephraim Fields is the managing member of Clarus Capital Group Management, LLC and as such controls Clarus Capital Group Management LP.

(7)	Includes (i) 3,940,604 shares beneficially owned by Sequoia Enterprises, LP (250,000 shares subject to warrants that are immediately exercisable and will expire on May 8, 2011 and 1,667,000 shares subject to warrants that are immediately exercisable and will expire on August 26, 2013), and (ii) 419,268 shares beneficially owned by D.C.H., LP. Mr. Heeschen is the sole general partner of each of these partnerships with voting and investment power as to all of such shares. Includes 83,421 shares owned personally by Mr. Heeschen (82,500 shares subject to options that are exercisable within 60 days), and 250 shares held by Paul C. Heeschen Revocable Living Trust.

(8)	Includes 60,000 shares subject to options that are exercisable within 60 days.

(9)	Includes 45,000 shares subject to options that are exercisable within 60 days.

(10)	Includes 30,000 shares subject to options that are exercisable within 60 days.

(11)	Includes 20,000 shares subject to options that are exercisable within 60 days.

(12)	Includes 7,500 shares subject to options and warrants that are exercisable within 60 days.

(13)	Includes 2,162,000 shares subject to options and warrants that are exercisable within 60 days.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of a registered class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. These Section 16 reporting persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16 forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations from Section 16 reporting persons, we believe that during our fiscal year ended June 25, 2008, all Section 16 reporting persons complied with all applicable filing requirements.

Incorporation by Reference

In our filings with the Securities and Exchange Commission, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the Securities and Exchange Commission, which information should be considered as part of the filing that you are reading. Based on Securities and Exchange Commission regulations, the report of the audit committee, beginning on page 20, is not specifically incorporated by reference into any other filings that we make with the Securities and Exchange Commission. This proxy statement is sent to you as part of the proxy materials for the 2008 annual meeting of stockholders. You may not consider this proxy statement as material for soliciting the purchase or sale of our common stock.

Delivery of Documents to Stockholders Sharing the Same Address

With regard to the delivery of annual reports and proxy statements, under certain circumstances, the Securities and Exchange Commission permits a single set of documents to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, known as “householding,” reduces the amount of duplicate information received at a household and reduces mailing and printing costs. Even if householding is implemented, each stockholder will continue to receive a separate proxy card or, in the case of shares of stock held in a street name account, a separate voting instruction form.

We have not implemented householding rules with respect to our record holders. However, banks, brokers and other firms may have instituted householding and this may impact stockholders whose shares are registered in the name of the bank, broker or other firm. If a stockholder received a householding notification from its broker, only one annual report and one proxy statement will be mailed to an address at which two or more stockholders reside unless the stockholder gave instructions to the contrary. If any stockholder residing at such an address wishes to receive a separate annual report or proxy statement, the stockholder should contact his, her or its broker directly. A stockholder may also receive additional copies of our annual report and proxy statement by calling our Investor Relations department at (949) 260-6734, by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations or requesting online through the Investor Services section of our website: www.diedrich.com.

Availability of Additional Information

Copies of our 2008 Annual Report have been distributed to stockholders. Additional copies and additional information is available upon request without charge by calling Investor Relations at (949) 260-6734, by writing to Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, California 92614, Attn: Investor Relations or requesting online through the Investor Services section of our website: www.diedrich.com.

Stockholder Proposals

2008 Annual Meeting Proposals

If a proponent of a proposal fails to notify us within a reasonable time before we mail proxy statements for the 2008 Annual Meeting, then we will be allowed to use our discretionary voting authority under proxies solicited by the board of directors when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. We were not notified of any stockholder proposals to be made at our upcoming annual meeting, and will therefore be allowed to use our discretionary voting authority if any stockholder proposals are raised at the meeting.

2009 Annual Meeting Proposals

Stockholders who wish to have proposals considered for inclusion in the proxy statement and form of proxy for our 2009 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set forth on the first page of this proxy statement within a reasonable time before we begin to print and send our proxy materials for the 2009 annual meeting. In light of the time required to prepare our proxy materials for print and distribution, stockholder proposals should be sent to us no later than August 28, 2009. Any proposal should be addressed to our Corporate Secretary and may be included in next year’s proxy materials only if such proposal complies with our bylaws and the rules and regulations promulgated by the Securities and Exchange Commission. Nothing in this section shall be deemed to require us to include in our proxy statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission.

Other Matters

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting within a reasonable time before we begin to print and mail proxy materials, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment. It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card.

By order of the board of directors,

Paul C. Heeschen
Chairman of the Board of Directors

Irvine, California

December [    ], 2008

Appendix A

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

DIEDRICH COFFEE, INC.,

a Delaware corporation

It is hereby certified that:

1.	The name of the corporation is Diedrich Coffee, Inc. (the “Corporation”).

2.	The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV thereof and by substituting in lieu thereof the following new Article IV:

“ARTICLE IV

AUTHORIZED CAPITAL STOCK

The corporation is authorized to issue two classes of shares of stock to be designated, respectively, “Common” and “Preferred”; the total number of such shares shall be 20,500,000; the total number of Common shares shall be 17,500,000, each having a par value of one cent ($.01); and the total number of Preferred shares shall be three million (3,000,000), each having a par value of one cent ($.01).

The Preferred shares may be issued from time to time in one or more series. The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of Preferred shares, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.”

3.	The amendment of the Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been duly executed by a duly authorized officer of the Corporation on the                    day of January, 2009.

DIEDRICH COFFEE, INC.

By:
Name:
Title:

A-1

Appendix B

STOCK OPTION AGREEMENT

This Stock Option Agreement (the “Agreement”) is made on this February 7, 2008 (the “Grant Date”) by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”) and J. Russell Phillips (“Grantee”).

WHEREAS, the Company has agreed to employ Grantee under the terms and conditions set forth in that certain Employment Agreement dated even date herewith (the “Employment Agreement”) by and between the Company and Grantee; and

WHEREAS, for the purpose of encouraging and rewarding Grantee’s contributions to the performance of the Company and aligning Grantee’s interests with the interests of the Company’s stockholders, and as inducement material to Grantee entering into the Employment Agreement with the Company, the Company, in the Employment Agreement, has agreed to grant to Grantee options to purchase 275,000 shares of common stock of the Company, $0.01 par value per share (“Common Stock”), on February 7, 2008 (the “Effective Date”), provided that Grantee commences employment with the Company on or before the Effective Date.

NOW, THEREFORE, to evidence the grant of options by the Company and to set forth the terms and conditions of such grant, the Company and Grantee hereby agree as follows:

1. Grant of Options. The Company hereby grants to Grantee, effective as of the Effective Date, non-qualified options to purchase up to 275,000 shares of Common Stock on the terms and subject to the conditions set forth herein (the “Options”). The Options are not granted under the terms of any compensatory stock plan of the Company.

2. Exercisability and Exercise Price. The Options shall become exercisable as follows:

(a) The Company shall seek approval of the terms of this Agreement from the stockholders of the Company at the next annual meeting of stockholders or such other time as shall be determined by the Board of Directors of the Company (the “Board”). No portion of the Options shall vest and become exercisable unless and until the stockholders approve the terms of this Agreement.

(b) Subject to Section 2(a) above, the Options shall vest and become exercisable in three (3) equal installments on each of the first three (3) anniversary dates of the Effective Date at an option exercise price equal to $3.23 per share of Common Stock, as long as Grantee continuously performs services for the Company from the Effective Date to the relevant vesting date.

(c) Notwithstanding Section 2(b) but subject to Section 2(a), all outstanding Options shall fully vest and become immediately exercisable upon a Change of Control (as such term is defined in the Employment Agreement); provided, however, that all such Options shall terminate and become unexercisable on the earlier of (i) the Expiration Date (as defined below in Section 3(a)) or (ii) the first (1st) anniversary of the date of the Change of Control.

3. Termination of Options.

(a) Unless an earlier termination date occurs as specified elsewhere in this Section 3, the Options shall expire and become unexercisable (whether or not then exercisable) on the tenth (10th) anniversary of the Effective Date (the “Expiration Date”).

(b) If Grantee’s employment with the Company is terminated due to death, Permanent Disability (as such term is defined in the Employment Agreement) or retirement: (i) all Options that have not otherwise vested and become exercisable as of the Termination Date (as such term is defined in the Employment Agreement) shall terminate and become unexercisable; and (ii) all Options that have vested and become exercisable as of the Termination Date shall terminate and become unexercisable on the earlier of (A) the Expiration Date or (B) the date that is 180 days after the Termination Date.

(c) If Grantee’s employment with the Company is terminated by the Company for Cause (as such term is defined in the Employment Agreement) prior to the Expiration Date, all Options, whether or not vested, shall immediately terminate and become unexercisable as of the Termination Date.

(d) If Grantee’s employment with the Company is terminated for any reason other than as set forth in Section 3(b) or 3(c): (i) all Options that have not otherwise vested and become exercisable as of the Termination Date shall terminate and become unexercisable; and (ii) all Options that have vested and become exercisable as of the Termination Date shall terminate and become unexercisable on the earlier of (A) the Expiration Date or (B) the date that is 30 days after the Termination Date.

(e) Notwithstanding any other provision of this Agreement, if the stockholders of the Company do not approve the terms of this Agreement on or before December 31, 2008, the Options shall automatically terminate at the close of business on December 31, 2008.

4. Registration of Options. The Company, at its expense, shall file a registration statement on Form S-8 to register the shares of Common Stock subject to the Options.

5. Restrictions on Exercise. Notwithstanding anything to the contrary in this Agreement, the Options may not be exercised, and no shares of Common Stock issuable upon exercise (“Exercise Shares”) shall be issued, unless: (a) all requisite approvals and consents of any governmental authority of any kind having jurisdiction over the exercise of options shall have been secured; (b) all applicable federal, state and local tax withholding requirements shall have been satisfied; and (c) approval of the stockholders of the Company is obtained as described further in Section 2(a). The Company shall use commercially reasonable efforts to obtain the approvals and consents referred to in this Section 5 so as to permit the Options to be exercised.

6. Manner of Exercise.

(a) To the extent that the Options have become and remain exercisable as provided in Sections 2 and 3, and subject to such reasonable administrative regulations as the Compensation Committee of the Board (“Compensation Committee”) may adopt, the Options may be exercised, by written notice to the Compensation Committee, specifying the number of Exercise Shares and the date on which the Grantee intends to exercise the Options (the “Exercise Date”). On or before the Exercise Date, Grantee shall deliver to the Company full payment for the Options being exercised in cash or check, shares of Common Stock which have been held for six (6) months or which would not trigger any adverse financial accounting consequences for the Company, or a combination thereof, in an amount equal to the aggregate purchase price for such Exercise Shares and any applicable withholding taxes.

(b) In the event that the Grantee delivers shares of Common Stock to the Company pursuant to Section 6(a) above, such shares shall be valued at the closing price on the Nasdaq National Market (or any subsequent exchange or market system upon which the Common Stock is principally traded) of the Common Stock on the Exercise Date. The foregoing shall be subject to such rules and regulations as may be adopted by the Compensation Committee to provide for the compliance of such payment procedure with applicable law, including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c) The Compensation Committee may require Grantee to furnish or execute such other documents as the Compensation Committee reasonably deems necessary: (i) to evidence such exercise; and (ii) to comply with or satisfy the requirements of the Securities Act of 1933, as amended, applicable state securities laws or any other law.

(d) No Option shall be exercisable except in respect of whole shares, and fractional share interests shall be disregarded. Not fewer than 100 shares of Common Stock may be purchased at one time and Options must be exercised in multiples of 100 shares of Common Stock unless the number purchased is the total number of shares for which the Options are exercisable at the time of exercise. Notwithstanding any other provision of this Agreement, the Company may impose such conditions upon the exercise of the Options (including conditions limiting the time of exercise to specified periods) as may be required to satisfy applicable regulatory requirements, including Rule 16b-3 and Rule 10b-5 under the Exchange Act, and any amounts required under Section 8, or any applicable section of or regulation under the Internal Revenue Code.

7. Non-Transferability of Options. None of the Options are assignable or transferable, in whole or in part, and may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including by gift, operation of law or otherwise) other than (a) by will or by the laws of descent and distribution or (b) upon dissolution of marriage pursuant to a domestic relations order, provided in each case that the assignee or transferee acknowledges and agrees in writing, in a form reasonably acceptable to the Compensation Committee to be bound by this Agreement as if such assignee or transferee were Grantee.

8. Withholding. Whenever any Exercise Shares are to be issued, the Compensation Committee shall require the recipient of such Exercise Shares to remit to the Company an amount sufficient to satisfy any applicable federal, state and local tax withholding requirements. Upon request and authorization by Grantee, the Company may withhold a portion of such Exercise Shares to satisfy applicable minimum statutory tax withholding requirements, subject to any rules adopted by the Compensation Committee regarding compliance with applicable law, including Section 16(b) of the Exchange Act.

9. Legends on Stock Certificates. Each certificate representing securities acquired upon vesting or exercise of any Option shall be endorsed with all legends, if any, required by applicable federal and state securities and other laws to be placed on the certificate. The determination of which legends, if any, will be placed upon the certificates shall be made by the Company in its sole discretion and such determination shall be final and binding.

10. Lock-Up Agreements. In connection with any public offering by the Company of its equity securities and upon the request of the Company and the principal underwriter (if any) in such public offering, any shares of Common Stock acquired or that may be acquired upon exercise or vesting of an Award may not be sold, offered for sale, encumbered, or otherwise disposed of or subjected to any transaction that will involve any sales of securities of the Company, without the prior written consent of the Company or such underwriter, as the case may be, for a period of not more than 365 days after the effective date of the registration statement for such public offering. Grantee shall, if requested by the Company or the principal underwriter, enter into a separate agreement to the effect of this Section 10.

11. Cancellation and Rescission of Awards. The Company may cancel any and all unexercised Options (whether or not vested) at any time if Grantee fails at any time to comply with this Agreement, or does any of the following:

(a) during employment with the Company, breaches any provision of the Employment Agreement;

(b) during employment with the Company or at any time thereafter, (i) fails to comply with any confidentiality agreement with the Company to which Grantee is party or with the policies of the Company regarding nondisclosure of confidential information, or (ii) without prior written authorization from the Company, discloses to any third party or uses for any purpose, or in any context other than in performance of Grantee’s duties to the Company, any confidential information or trade secret of the Company; or

(c) during employment with the Company or at any time thereafter, breaches any other agreement with or duty to the Company.

Upon and as a condition to exercise of any Options, Grantee shall certify on a form acceptable to the Company that he is in compliance with the terms and conditions of this Agreement and has not done any of the things described in this Section 11. Furthermore, if Grantee does any of the things described in this Section 11 within 180 days after any exercise, payment or delivery in connection with any Options, the Company may rescind such exercise, payment or delivery. The Company shall notify Grantee in writing of any such rescission within two (2) years after such exercise, payment or delivery. Within ten (10) days after receiving such notice from the Company, Grantee shall pay to the Company the amount of any gain realized or payment received as a result of the rescinded exercise, payment or delivery in connection with any Options. Such payment shall be made by returning to the Company all shares of capital stock that Grantee received in connection with the rescinded exercise, payment or delivery, or if such shares have been transferred by Grantee, then by paying the equivalent value thereof at the time of their transfer to the Company in cash. To assist in enforcement of the Company’s rescission right described above, the Company may, in its discretion, retain any Common Stock or other consideration otherwise deliverable to Grantee in connection with any Options until the rescission period described above has lapsed.

12. No Rights as Stockholder. Grantee shall have no voting or other rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Options until the exercise of such Options and the issuance of a certificate or certificates to him for such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.

13. Capital Adjustments. The number and any applicable option price of the shares of Common Stock or other security or property then covered by the Options shall be proportionately and appropriately adjusted by the Compensation Committee to reflect any stock dividend, stock split or share combination of the Common Stock or any recapitalization of the Company or any similar change in the capital structure of the Company. Subject to any required action by the stockholders of the Company, in any merger, consolidation, reorganization, exchange of shares, liquidation or dissolution, the Options shall pertain to the securities and other property, if any, that a holder of the number of shares of Common Stock covered by the Options would have been entitled to receive in connection with such event, unless the Company arranges for the assumption or substitution of the Options or provides for the cashout of the Options.

14. No Employment Rights. Nothing contained in this Agreement shall confer upon Grantee any right to continue in the employ of or engagement by the Company or constitute any contract or agreement of employment or engagement, or interfere in any way with the right of the Company to terminate the employment or engagement of Grantee pursuant to the Employment Agreement. Except as expressly provided in this Agreement, the Company has the right to deal with Grantee in the same manner as if this Agreement did not exist, including with respect to all matters related to the hiring, discharge, compensation and conditions of the employment or engagement of Grantee.

15. Amendments. The Compensation Committee may amend this Agreement at any time; provided, however, that no amendment may materially adversely affect Grantee’s rights or materially increase Grantee’s obligations under this Agreement without Grantee’s written consent.

16. General Provisions. This Agreement shall be governed by Sections 9.3 through 9.12 of the Employment Agreement with the same force and effect as though such Sections were set forth in their entirety herein.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMPANY:

Diedrich Coffee, Inc.

By:	/s/ Paul C. Heeschen
Name:	Paul C. Heeschen
Title:	Chairman of the Board

GRANTEE:

/s/ J. Russell Phillips
J. Russell Phillips

SIGNATURE PAGE

TO

STOCK OPTION AGREEMENT

AMENDMENT NO. 1

TO

STOCK OPTION AGREEMENT

THIS AMENDMENT NO. 1 (the “Amendment”) to the Stock Option Agreement (the “Agreement”) dated as of February 7, 2008, by and between Diedrich Coffee, Inc., a Delaware corporation (the “Company”) and J. Russell Phillips (“Grantee”) is made and entered into as of December 12, 2008. Capitalized terms used herein and not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

WHEREAS, the Company previously agreed to grant to Grantee options to purchase 275,000 shares of common stock of the Company, $0.01 par value per share (the “Options”), pursuant to the terms and conditions set forth in the Agreement;

WHEREAS, pursuant to the terms of the Agreement, the Options are set to terminate on December 31, 2008 if the Agreement is not approved by the stockholders of the Company on or before December 31, 2008; and

WHEREAS, the annual meeting of stockholders of the Company has been scheduled for a date after December 31, 2008 and the Company and Grantee desire to update the terms of the Agreement such that the Options will not expire prior to the annual meeting.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and consideration contained herein, the parties hereto covenant and agree as follows:

1. Section 3(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“Notwithstanding any other provision of this Agreement, if the stockholders of the Company do not approve the terms of this Agreement on or before February 7, 2009, the Options shall automatically terminate at the close of business on February 7, 2009.”

2. This Amendment shall not constitute a waiver, amendment or modification of any other provision of the Agreement not expressly referred to herein and shall not be construed as a waiver or consent to any further or future action on the part of any of the parties hereto that would require a waiver or consent of any other party hereto. Except as expressly amended or modified herein, all terms and conditions in the Agreement shall remain in full force and effect.

3. The Agreement, as amended by this Amendment, constitutes the entire agreement with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and thereof.

4. In the event of a conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall govern.

5. The invalidity or unenforceability of any provision of this Amendment shall not affect the validity or enforceability of any other provision of this Amendment or the Agreement, which shall remain in full force and effect, and in lieu of such invalid or unenforceable provision there shall be automatically added as part of this Amendment a valid and enforceable provision as similar in terms to the invalid or unenforceable provision as possible, provided that this Amendment, as so amended, (a) reflects the intent of the parties hereto, and (b) does not change the bargained for consideration or benefits to be received by each party hereto.

6. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered (including delivery by facsimile or email transmission) shall be deemed an original, and such counterparts together shall constitute only one original.

IN WITNESS WHEREOF, the parties have executed this Amendment on the day and year first above written.

COMPANY:

Diedrich Coffee, Inc.

By:	/s/ Paul C. Heeschen
Name:	Paul C. Heeschen
Title:	Chairman of the Board

GRANTEE:

/s/ J. Russell Phillips
J. Russell Phillips

P R O X Y	DIEDRICH COFFEE, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JANUARY 22, 2009 Solicited on Behalf of the Board of Directors

The undersigned hereby appoints J. Russell Phillips and Sean M. McCarthy, and each of them individually, as proxies, each with power of substitution, to vote and otherwise represent all of the shares of common stock of Diedrich Coffee, Inc. held of record by the undersigned at the annual meeting of stockholders of Diedrich Coffee, Inc. to be held on Thursday, January 22, 2009 at 9:00 a.m. local time, and any adjournments or postponements thereof, as indicated on the reverse side hereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated in each case December [    ], 2008. All other proxies heretofore given by the undersigned to vote shares of common stock of Diedrich Coffee, Inc. are expressly revoked.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1 for which the stockholder is entitled to vote and FOR the proposals in Items 2, 3 and 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

1.	Election of five (5) members to the board of directors of Diedrich Coffee, Inc.:	☐ FOR for all nominees listed below for whom stockholder is entitled to vote†	☐ WITHHOLD AUTHORITY for all nominees listed below for whom stockholder is entitled to vote†

Nominees:	Paul C. Heeschen	Greg D. Palmer [ ]
	J. Russell Phillips	Timothy J. Ryan

†	INSTRUCTIONS. To withhold authority to vote for any individual nominee, strike the nominee’s name listed above.

2.	Amendment to our restated certificate of incorporation to increase the number of authorized shares of our common stock from 8,750,000 to 17,500,000 shares.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Approval of the Stock Option Agreement with J. Russell Phillips.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	Ratification of the selection of BDO Seidman, LLP as the independent registered public accounting firm of Diedrich Coffee, Inc. for the fiscal year ending June 24, 2009.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	In their discretion, the proxies are authorized to consider and vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The shares represented by this proxy will be voted as described on the reverse hereof by the stockholder. If not otherwise directed, this proxy will be voted FOR the election as directors of all nominees nominated in Item 1 for which the stockholder is entitled to vote and FOR the proposals in Item 2, 3 and 4.

ADDRESS AREA	I plan to attend the annual meeting ☐
Change of address or comments mark here ☐
Please sign exactly as your name appears hereon. When signing in a representative capacity, please give full title.
Date:

Signature

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope. Votes MUST be indicated (x) in BLACK or BLUE Ink.